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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                         (Amendment No.            )(1)


Equity Growth Systems, inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


294698105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Charels Scimeca 8001 DeSoto Woods Drive, Sarasota, Florida 34243 (941)358-8182
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


December, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of    Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13D-07/98)

CUSIP No.  294698105                   13D                Page  1  of  3 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Penny L. Adams Field     ###-##-####

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

PF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

USA, Florida

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      __62,500_________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


62,500
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

Not Applicable                                                  [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.4%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  294698105                    13D           Page  2  of  3  Pages


--------------------------------------------------------------------------------
Item 1.  Security and Issuer.

Common Stock Equity Growth Systems, inc. 8001 DeSoto Woods Drive, Sarasota, Florida 34243

--------------------------------------------------------------------------------
Item 2.  Identity and Background.

     (a)     Penny L. Adams Field

     (b)     2424 Longboat Drive naples, Florida 34104

     (c)     Management Consultant, Executive Concepts
              2424 Longboat Drive, Naples, Florida 34104

     (d)     Not Applicable

     (e)     Not Applicable

     (f)     USA   Florida

--------------------------------------------------------------------------------
Item 3.  Source and Amount of Funds or Other Consideration.

Funds from stockholder Penny L. Adams Field

--------------------------------------------------------------------------------
Item 4.  Purpose of Transaction.

     (a)        Not Applicable

     (b)        Not Applicable

     (c)        Not Applicable

     (d)        Not Applicable

     (e)        Not Applicable

     (f)        Not Applicable

     (g)        Not Applicable

     (h)        Not Applicable

     (i)        Not Applicable

     (j)        Not Applicable

--------------------------------------------------------------------------------
Item 5.  Interest in Securities of the Issuer.

     (a)   62,500  1.4%

     (b)   Sole Voting Power  62,500

     (c) None other than as disclosed in this filing

     (d)   Not Applicable

     (e)   Not Applicable
--------------------------------------------------------------------------------
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

None other than as incorporated by reference to the current report on Form 10-QSB filed on December 17, 1999
----------------------------------------------------------------------------
Item 7.  Material to be Filed as Exhibits.
None other than as incorporated by reference to the current report on Form 10-QSB filed on December 17, 1999.
--------------------------------------------------------------------------------

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 17, 1999
                                        ----------------------------------------
                                                         (Date)


                                        /s/ Penny L. Adams Field /s/
                                        ----------------------------------------
                                                       (Signature)


                              Penny L. Adams Field
                                        ----------------------------------------
                                                       (Name/Title)



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).